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                                                                  Exhibit 11.1



                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
                    ----------------------------------------

                         STATEMENT OF COMPUTATION OF NET
                         -------------------------------
                         INVESTMENT INCOME PER LIMITED
                         -----------------------------
                                PARTNERSHIP UNIT
                                ----------------

                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------

                                                           2000                 1999                 1998
                                                        ---------             ---------           -----------
Net Investment (Loss) Income                            $(222,801)            $(279,357)          $    57,840

Percentage Allocable to Limited Partners                       98%                  100%                   99%
                                                        ---------             ---------            ----------

Net Investment (Loss) Income
    Allocable to Limited Partners                       $(218,344)            $(279,357)          $    50,899
                                                        =========             =========           ===========

Weighted Average Number of Limited
    Partnership Units Outstanding                         862,795               932,412             1,010,959
                                                        =========             =========           ===========

Net Investment (Loss) Income
    Per Limited Partnership Unit                        $   (0.25)            $   (0.30)          $      0.05
                                                        =========             =========           ===========
